Exhibit 99.1

FOR IMMEDIATE RELEASE

HC2 HOLDINGS, INC. ANNOUNCES THE PRICING OF

ITS $250,000,000 SENIOR SECURED NOTES OFFERING

NEW YORK – November 13, 2014 — HC2 Holdings, Inc. (“HC2” or the “Company”) (OTCQB: HCHC) announced today the pricing of $250 million aggregate principal amount of 11.00% Senior Secured Notes due 2019 (the “Notes”) being offered by the Company in a private offering (the “Offering”) exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes are to be issued at an issue price of 99.050%. The offering is expected to close on November 20, 2014, subject to certain closing conditions.

The Company entered into a Purchase Agreement (the “Purchase Agreement”) with Jefferies LLC, the initial purchaser named therein (the “Initial Purchaser”). Pursuant to the Purchase Agreement, the Initial Purchaser has agreed to purchase, and the Company has agreed to sell, $250 million aggregate principal amount of the Company’s Notes. The Purchase Agreement contains representations and warranties, covenants and closing conditions that are customary for transactions of this type.

The Company expects to use the net proceeds from the issuance of the Notes to repay the outstanding amounts under its credit facility and to pay certain related transaction costs and expenses. Any excess amounts will be used for working capital and general corporate purposes.

Additional Information

The Offering will be made solely by means of a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act, and to certain persons in offshore transactions pursuant to Regulation S under the Securities Act. The Notes to be issued in the Offering have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About HC2

HC2 operates as a holding company of operating subsidiaries primarily in the United States and the United Kingdom. HC2 owns approximately 91% of Schuff International Inc., a leading provider of structural steel fabrication, erection and engineering support services in the United States. HC2 also owns Global Marine Systems Limited, which is a global offshore engineering company and provider of engineering and underwater services, responding to the subsea cable installation, maintenance and burial requirements of its world-wide customer base. HC2’s indirectly wholly owned subsidiary PTGi International Carrier Services, Inc. operates direct routes and provides premium voice communication services for national telecom operators, mobile operators, wholesale carriers, prepaid operators, voice over internet service operators and Internet service providers. HC2 owns a majority interest in ANG Holding, Inc., a natural gas fueling company. HC2 owns 80% of Genovel Orthopedics, Inc. which seeks to develop products to treat early osteoarthritis of the knee. HC2 also has several non-controlling investments, including a 17% equity stake in Novatel Wireless, which designs and develops wireless communications technologies, and a minority interest in NerVve Technologies, Inc., an information technology company. Founded in 1994, HC2 is headquartered in Herndon, Virginia.

Forward Looking Statements

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including statements regarding the commencement or completion of the offering. Generally, forward-looking statements include information describing the offering and other actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. These statements are based on the beliefs and assumptions of HC2’s management and the management of HC2’s subsidiaries (including target businesses). Factors that could cause actual results, events and developments to differ include, without limitation, capital market conditions, the ability of HC2’s subsidiaries (including, target businesses following their acquisition) to generate sufficient net income and cash flows to make upstream cash distributions, HC2 and its subsidiaries ability to identify any suitable future acquisition opportunities, efficiencies/cost avoidance, cost savings, income and margins, growth, economies of scale, combined operations, future economic performance, conditions to, and the timetable for, completing the integration of financial reporting of acquired or target businesses with HC2 or HC2 subsidiaries, completing future acquisitions and dispositions, litigation, potential and contingent liabilities, management’s plans, changes in regulations, taxes and the risks that may affect the performance of the operating subsidiaries of HC2 and those factors listed under the caption “Risk Factors” in HC2’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, filed with the Securities and Exchange Commission. All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. HC2 does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.

For information on HC2 Holdings, Inc., please contact:

HC2

ir@HC2.com

3